Exhibit 99.1

PRESS RELEASE	Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

Avnet, Inc. Reports Third Quarter Fiscal Year 2013 Results

Continues on Path Towards Long-Term Goals

Phoenix, April 25, 2013—Avnet, Inc. (NYSE:AVT) today announced results for the third quarter fiscal year 2013 ended March 30, 2013.

Q3 Fiscal 2013 Results

	THIRD QUARTERS ENDED
	March 30,	March 31,
	2013	2012	Change
	$ in millions, except for per share data
Sales	$6,298.7	$6,280.6	0.3%
GAAP Operating Income	167.6	216.8	-22.7%
Adjusted Operating Income (1)	195.0	235.4	-17.2%
GAAP Net Income	86.2	147.6	-41.6%
Adjusted Net Income (1)	125.4	151.6	-17.3%
GAAP Diluted EPS	$0.62	$1.00	-38.0%
Adjusted Diluted EPS (1)	$0.90	$1.03	-12.6%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended March 30, 2013 were essentially flat year over year at $6.30 billion; pro forma revenue declined 4.8% year over year and 4.4% in constant currency

•	Gross profit margin of 12.0% increased 53 basis points sequentially and was essentially flat with the year ago quarter

•	Adjusted operating income of $195.0 million declined 17.2% year over year and adjusted operating income margin of 3.1% declined 65 basis points

•	Adjusted diluted earnings per share was $0.90, down 12.6% year over year

Rick Hamada, Chief Executive Officer, commented, “Our team delivered both top and bottom line results that met our expectations and were generally in line with normal seasonal patterns while we continue to navigate through an ongoing uneven economic recovery. On a regional basis, both operating groups experienced year-over-year organic revenue declines in the higher-margin western regions for the fifth consecutive quarter. Strongly influenced by this, our adjusted operating income margin declined 65 basis points year over year and adjusted earnings per share declined 12.6%. As a result, we are continuing to drive actions for margin improvement including new annualized cost reductions of approximately $40 million that are expected to be completed by the end of our fourth fiscal quarter. This will now bring our cumulative cost reductions in fiscal 2013 to approximately $140 million. While these cost reductions are designed to contribute to improving our operating income margins, the rate of improvement will depend on market trends going forward. We remain positioned to leverage future growth into higher margins and returns, and are committed to drive continued progress toward our long-term goals across our portfolio no matter what course the recovery takes.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q3 FY13	Reported	Pro Forma
	Revenue	Revenue	Revenue
	(in millions)
EM Total	$3,797.2	1.1%	-2.2%
Excluding FX (1)		1.6%	-1.7%
Americas	$1,320.1	-9.5%	-12.3%
EMEA	$1,100.1	0.8%	-0.7%
Excluding FX (1)		0.0%	-1.4%
Asia	$1,377.0	14.1%	8.4%

	Q3 FY13	Q3 FY12	Change
Operating Income	$162.1	$194.3	-16.6%
Operating Income Margin	4.3%	5.2%	-90	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported revenue increased 1.1% year over year to $3.80 billion; pro forma revenue declined 2.2% year over year and 1.7% in constant dollars

•

Operating income margin decreased 90 basis points year over year to 4.3% due primarily to the slower recovery, and resulting lower profitability in the western regions; operating income margin increased 46 basis points sequentially due to the seasonal strength in the western regions

•

Working capital (defined as receivables plus inventory less accounts payables) was essentially flat on a sequential basis and declined by almost 3% from the prior year; inventory turns and working capital velocity improved both sequentially and year over year

•

Return on working capital (ROWC) increased 362 basis points sequentially due to higher operating income in the seasonally strong March quarter and was down 375 basis points year over year due primarily to lower operating income

Mr. Hamada added, “In the March quarter, EM’s pro forma revenue increased 2.9% sequentially, which is below the low end of our typical seasonal growth of 4% to 7%. The EMEA region delivered its typically strong March quarter as pro forma revenue grew 18% sequentially in constant dollars while the Americas region was up 3% and Asia declined 8%. The seasonal mix shift to the western regions and the related gross profit margin improvement combined to drive operating income up 16% sequentially as operating income margin improved 46 basis points to 4.3%. On a year-over-year basis, operating income margin was down 90 basis points primarily due to the slower pace of recovery in the western regions and increased competitive pressure in the EMEA region. While our book to bill ratio closed slightly above parity in all three regions, we continue to operate in a supply chain environment characterized by relatively short and stable lead times that encourages customers to take a conservative approach to managing inventory. As previously mentioned, we stay committed to portfolio actions that align resources with local market conditions and continue our progress toward our long-term goals.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q3 FY13	Reported	Pro Forma
	Revenue	Revenue	Revenue
	(in millions)
TS Total	$2,501.5	-0.9%	-8.4%
Excluding FX (1)		-0.8%	-8.3%
Americas	$1,300.1	-5.1%	-7.6%
EMEA	$783.0	5.1%	-14.6%
Excluding FX (1)		5.1%	-14.6%
Asia	$418.4	2.2%	3.1%

	Q3 FY13	Q3 FY12	Change
Operating Income	$62.8	$67.9	-7.5%
Operating Income Margin	2.5%	2.7%	-18	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported revenue declined 0.9% year over year to $2.5 billion and pro forma revenue decreased 8.4% in reported dollars and 8.3% in constant dollars

•	Operating income margin decreased by 18 basis points year over year due primarily to a decline in the EMEA region

•	Return on working capital (ROWC) decreased 439 basis points year over year primarily due to lower operating income

•	Storage, services, and networking and security grew year over year partially offset by declines in servers and computing components

Mr. Hamada further added, “Even as TS experienced its typical sequential decline coming off the seasonally strong December quarter, pro forma revenue declined over 8% year over year due to continued sluggish growth in the western regions. Pro forma revenue in the EMEA region declined 15% year over year while the Americas region was down 8%. Even with this revenue decline in the western regions, TS operating income margin declined only 18 basis points year over year as both EMEA and the Americas region increased gross profit margin and benefited from cost reduction actions taken in response to business conditions. In an IT market experiencing disparate revenue trends by region, TS continues to make good progress toward our long-term goals while positioning for future growth. In the Americas, our VAR partners are embracing the investments we have made in new services businesses while the integration of Magirus’ customer facing resources in Europe provides an enhanced platform to capitalize on cross selling opportunities including enhanced offerings in converged solutions. With expanded capabilities focused on high growth technologies and a broader suite of services offerings, we feel strongly that we can increase the value we bring to the channel and build on this performance.”

Cash Flow/Buyback

•	Cash generated from operations was $22.0 million for the quarter and $689 million on a rolling four quarter basis

•	Cash and cash equivalents at the end of the quarter was $821 million; net debt (total debt less cash and cash equivalents) was $1.26 billion

•

Under the $750 million stock repurchase program, the Company repurchased 6.6 million shares during the first nine months of fiscal 2013 at an aggregate cost of $200 million. At the end of the fiscal third quarter, the Company had approximately $225 million remaining in the program.

Kevin Moriarty, Chief Financial Officer, stated, “Even though the macroeconomic environment remains a challenge, the team has done an effective job of managing working capital and continues to be proactive on efficiency and expense actions. Electronics Marketing’s continued working capital discipline was somewhat offset by the typical seasonal usage at Technology Solutions resulting in overall cash flow generated from operations of $22 million for the quarter. This brings cash flow generated from operations to $689 million over the last four quarters. Even though the end markets continue to be challenging, our profitability and consistent cash flow generation remain strong, providing us with opportunities to capitalize on new value-creating acquisitions as well as future investments in our own stock.”

Outlook for 4th Quarter of Fiscal 2013 Ending on June 30, 2013

•	EM sales are expected to be in the range of $3.70 billion to $4.0 billion and TS sales are expected to be between $2.45 billion and $2.75 billion

•	Consolidated sales are forecasted to be between $6.15 billion and $6.75 billion

•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $0.90 to $1.00 per share

•	The EPS guidance assumes 139 million average diluted shares outstanding used to determine earnings per share and a tax rate of 27% to 31%

The above EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the fourth quarter of fiscal 2013 is $1.31 to €1.00. This compares with an average exchange rate of $1.28 to €1.00 in the fourth quarter of fiscal 2012 and $1.32 to €1.00 in the third quarter of fiscal 2013.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this document). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•

ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized, tax effected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, impairment charges and other items) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Third Quarter Fiscal 2013

	Third Quarter Ended Fiscal 2013
	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$167,610	$144,375	$86,196	$0.62
Restructuring, integration and other charges	27,341	27,341	25,786	0.18
Income tax adjustments	—	—	13,371	0.10

Total adjustments	27,341	27,341	39,157	0.28

Adjusted results	$194,951	$171,716	$125,353	$0.90

Items impacting the third quarter of fiscal 2013 consisted of the following:

•

Restructuring, integration and other charges of $27.3 million pre-tax consisted of $14.9 million for integration-related costs of which $8.8 million related to the exit of two multi-employer pension plans in Japan, $14.6 million for severance, a credit of $10.8 million for acquisition related charges of which $11.2 million related to the reversal of an earn-out liability, $7.1 million for other charges of which $6.6 million related to the exit of a non-integrated business, $2.2 million for facility exit-related costs, and a credit of $0.6 million to adjust prior year restructuring reserves no longer required.

•	An income tax adjustment of $13.4 million primarily related to the increase to a valuation allowance against existing deferred tax assets and increases to tax reserves.

Third Quarter Fiscal 2012

	Third Quarter Ended Fiscal 2012
	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$216,774	$200,923	$147,562	$1.00
Restructuring, integration and other charges	18,609	18,609	13,691	0.10
Gain on bargain purchase	—	(4,460)	(4,460)	(0.03)
Income tax adjustments	—	—	(5,168)	(0.04)

Total adjustments	18,609	14,149	4,063	0.03

Adjusted results	$235,383	$215,072	$151,625	$1.03

Items impacting the third quarter of fiscal 2012 consisted of the following:

•

Restructuring, integration and other charges of $18.6 million pre-tax related to cost reduction actions initiated during the third quarter and acquisition and integration charges associated with acquired businesses. The charges consisted of $6.7 million for severance, $3.1 million for facility exit costs and fixed asset write downs, $4.0 million for integration costs, $4.2 million for acquisition transaction costs, $1.4 million for other restructuring charges, and a reversal of $0.8 million to adjust prior year restructuring reserves;

•	a gain on the bargain purchase of $4.5 million pre- and after tax related to the acquisition of Unidux Electronics Limited (Singapore) for which the gain was not taxable; and

•

an income tax adjustment of $5.2 million related primarily to the combination of favorable audit settlements, certain reserve releases and the release of a valuation allowance on deferred tax assets which were determined to be realizable.

Pro Forma (Organic) Revenue

Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2012, (ii) the impact of a divestiture of a small business in TS Asia and (iii) the impact of the transfer of a business from TS Americas to EM Americas, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by approximately $7 million in the third quarter of fiscal 2012. Sales taking into account the combination of these adjustments are referred to as “pro forma sales” or “organic sales.”

	Revenue as Reported	Acquisition / Divested Revenue	Pro forma Revenue
	(in thousands)
Q1 Fiscal 2013	$5,870,057	$222,785	$6,092,842
Q2 Fiscal 2013	6,699,465	22,954	6,722,419
Q3 Fiscal 2013	6,298,699	—	6,298,699

YTD Fiscal year 2013	$18,868,221	$245,739	$19,113,960

Q1 Fiscal 2012	$6,426,006	$420,232	$6,846,238
Q2 Fiscal 2012	6,693,573	426,351	7,119,924
Q3 Fiscal 2012	6,280,557	331,967	6,612,524
Q4 Fiscal 2012	6,307,386	248,589	6,555,975

Fiscal year 2012	$25,707,522	$1,427,139	$27,134,661

“Acquisition Revenue” as presented in the preceding table includes the effects of acquisitions and divestitures that have occurred subsequent to December 31, 2011.

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity (dollars in thousands).

			Q3 FY 13	Q3 FY 12
Sales			6,298,699	6,280,557
Sales, annualized	(a	)	25,194,797	25,122,226
Adjusted operating income (1)			194,951	235,383
Adjusted operating income, annualized	(b	)	779,806	941,532
Adjusted effective tax rate (2)			27.30%	29.43%
Adjusted operating income, net after tax	(c	)	566,919	664,439
Average monthly working capital
Accounts receivable			4,806,901	4,542,093
Inventory			2,328,051	2,540,034
Accounts payable			(3,233,582)	(3,172,879)

Average working capital	(d	)	3,901,370	3,909,248

Average monthly total capital	(e	)	5,376,597	5,179,911

ROWC = (b) / (d)			19.99%	24.08%
WC Velocity = (a) / (d)			6.46	6.43
ROCE = (c ) / (e)			10.54%	12.83%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.
(2)

Adjusted effective tax rate is based upon a year-to-date (full fiscal year rate for FY12) calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2012, Avnet generated revenue of $25.7 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

FINANCIAL HIGHLIGHTS

(MILLIONS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED
	MARCH 30, 2013 *	MARCH 31, 2012 *
Sales	$6,298.7	$6,280.6
Income before income taxes	144.4	200.9
Net income	86.2	147.6
Net income per share:
Basic	$0.63	$1.02
Diluted	$0.62	$1.00

	NINE MONTHS ENDED
	MARCH 30, 2013 *	MARCH 31, 2012 *
Sales	$18,868.2	$19,400.1
Income before income taxes	422.1	604.8
Net income	324.0	433.6
Net income per share:
Basic	$2.34	$2.93
Diluted	$2.31	$2.88

*	See Notes to Consolidated Statements of Operations included herein.

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	MARCH 30, 2013 *	MARCH 31, 2012 *	MARCH 30, 2013 *	MARCH 31, 2012 *
Sales	$6,298,699	$6,280,557	$18,868,221	$19,400,136
Cost of sales	5,542,676	5,526,753	16,659,358	17,108,601

Gross profit	756,023	753,804	2,208,863	2,291,535
Selling, general and administrative expenses	561,072	518,421	1,656,052	1,567,694
Restructuring, integration and other charges (Note 1 *)	27,341	18,609	89,655	53,114

Operating income	167,610	216,774	463,156	670,727
Other income (expense), net	4,106	3,245	6,649	(1,389)
Interest expense	(27,341)	(23,556)	(79,029)	(67,621)
Gain on bargain purchase and other (Note 2 *)	—	4,460	31,350	3,061

Income before income taxes	144,375	200,923	422,126	604,778
Income tax provision	58,179	53,361	98,144	171,163

Net income	$86,196	$147,562	$323,982	$433,615

Net earnings per share:
Basic	$0.63	$1.02	$2.34	$2.93

Diluted	$0.62	$1.00	$2.31	$2.88

Shares used to compute earnings per share:
Basic	137,102	145,126	138,215	148,195

Diluted	139,015	147,245	140,316	150,472

*	See Notes to Consolidated Statements of Operations included herein.

AVNET, INC.

CONSOLIDATED BALANCE SHEETS

(THOUSANDS)

	MARCH 30, 2013	JUNE 30, 2012
Assets:
Current assets:
Cash and cash equivalents	$820,924	$1,006,864
Receivables, net	4,778,068	4,607,324
Inventories	2,284,724	2,388,642
Prepaid and other current assets	220,628	251,609

Total current assets	8,104,344	8,254,439
Property, plant and equipment, net	486,314	461,230
Goodwill	1,253,711	1,100,621
Other assets	367,129	351,576

Total assets	10,211,498	10,167,866

Less liabilities:
Current liabilities:
Borrowings due within one year	578,554	872,404
Accounts payable	3,175,466	3,230,765
Accrued expenses and other	686,570	695,483

Total current liabilities	4,440,590	4,798,652
Long-term debt	1,501,050	1,271,985
Other long-term liabilities	186,156	191,497

Total liabilities	6,127,796	6,262,134

Shareholders’ equity	$4,083,702	$3,905,732

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(THOUSANDS)

	NINE MONTHS ENDED
	MARCH 30, 2013	MARCH 31, 2012
Cash flows from operating activities:
Net income	$323,982	$433,615
Non-cash and other reconciling items:
Depreciation and amortization	89,128	70,775
Deferred income taxes	9,037	28,438
Stock-based compensation	35,923	28,786
Gain on bargain purchase and other	(31,350)	(3,061)
Other, net	57,800	47,473
Changes in (net of effects from businesses acquired):
Receivables	(2,897)	75,999
Inventories	192,244	75,751
Accounts payable	(175,909)	(352,108)
Accrued expenses and other, net	(68,544)	(136,232)

Net cash flows provided by operating activities	429,414	269,436

Cash flows from financing activities:
Issuance of notes in public offering, net of issuance cost	349,258	—
(Repayments of) borrowings under accounts receivable securitization program, net	(259,000)	590,000
(Repayments of) proceeds from bank debt, net	(191,252)	(11,527)
(Repayment of) proceeds from other debt, net	(523)	(493)
Repurchases of common stock	(207,192)	(248,840)
Other, net	4,499	5,555

Net cash flows provided by (used for) financing activities	(304,210)	334,695

Cash flows from investing activities:
Purchases of property, plant, and equipment	(75,415)	(95,388)
Cash proceeds from sales of property, plant and equipment	289	580
Acquisitions of operations, net of cash acquired	(244,062)	(229,524)
Proceeds from divestitures, net of cash divested	3,613	—

Net cash flows used for investing activities	(315,575)	(324,332)

Effect of exchange rates on cash and cash equivalents	4,431	(15,032)

Cash and cash equivalents:
—Increase (decrease)	(185,940)	264,767
—at beginning of period	1,006,864	675,334

—at end of period	$820,924	$940,101

AVNET, INC.

SEGMENT INFORMATION

(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	MARCH 30, 2013	MARCH 31, 2012	MARCH 30, 2013	MARCH 31, 2012
SALES:
Electronics Marketing	$3,797.2	$3,756.9	$11,123.8	$11,168.7
Technology Solutions	2,501.5	2,523.7	7,744.4	8,231.4

Consolidated	$6,298.7	$6,280.6	$18,868.2	$19,400.1

OPERATING INCOME (LOSS):
Electronics Marketing	$162.1	$194.3	$448.5	$560.3
Technology Solutions	62.8	67.9	205.2	251.9
Corporate	(30.0)	(26.8)	(100.9)	(88.4)

	$194.9	$235.4	$552.8	$723.8
Restructuring, integration and other charges	(27.3)	(18.6)	(89.6)	(53.1)

Consolidated	$167.6	$216.8	$463.2	$670.7

AVNET, INC.

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2013

(1) The results for the third quarter of fiscal 2013 included restructuring, integration and other charges, which totaled $27,341,000 pre-tax, $25,786,000 after tax and $0.18 per share on a diluted basis. Restructuring charges included therein were $23,874,000 pre-tax consisting of $14,627,000 for severance, $2,165,000 for facility exit costs and fixed asset write downs, and other restructuring charges. Other restructuring charges of $7,082,000 related primarily to other onerous lease obligations that have no ongoing benefit to the Company as well as a loss of $6,634,000 recognized in the third quarter of fiscal 2013 from the write-down of the net assets and goodwill associated with the planned exit of a non-integrated business in the EM Americas region that is expected to take place in the fourth quarter of fiscal 2013. Pre-tax integration costs for the third quarter of fiscal 2013 were $14,882,000, of which $8,800,000 related to the exit of two multi-employer pension plans associated with acquired entities in Japan. Acquisition related charges and adjustments for the third quarter of fiscal 2013 were a credit of $10,840,000, consisting primarily of the reversal of an earn-out liability of $11,172,000 for which payment is no longer expected to be incurred. In addition, the Company recorded a credit of $575,000 pre-tax primarily to adjust reserves related to prior year restructuring activity which were no longer required.

Results for the first nine months of fiscal 2013 included restructuring, integration and other charges, which totaled $89,655,000 pre-tax, $72,772,000 after tax and $0.52 per share on a diluted basis. Restructuring charges included therein were $70,193,000 pre-tax consisting of $47,822,000 for severance, $14,817,000 for facility exit costs and fixed asset write downs, and other restructuring charges. Other restructuring charges of $7,554,000 related primarily to other onerous lease obligations that have no ongoing benefit to the Company as well as a loss of $6,634,000 recognized in the third quarter of fiscal 2013 from the write-down of the net assets and goodwill associated with the planned exit of a non-integrated business in the EM Americas region that is expected to take place in the fourth quarter of fiscal 2013. Pre-tax integration costs for the first nine months of fiscal 2013 were $27,506,000, and acquisition transactions resulted in a net credit of $5,048,000, which related to the reversal of an earn-out liability during the third quarter. In addition, the Company recorded a credit of $2,996,000 pre-tax during the first nine months of fiscal 2013 to adjust reserves related to prior year restructuring activity that were no longer required.

Severance charges recorded in the first nine months of fiscal 2013 related to 1,160 employees in sales and business support functions in connection with the cost reduction actions taken in all three regions in both operating groups with employee reductions of approximately 814 in EM, 295 in TS, and 51 in business support functions. Facility exit costs for vacated facilities related to 14 facilities in the Americas, 12 in EMEA and 6 in Asia and consisted of reserves for remaining lease liabilities and the write-down of leasehold improvements and other fixed assets.

The results for the third quarter of fiscal 2012 included restructuring, integration and other charges which totaled $18,609,000 pre-tax, $13,691,000 after tax and $0.10 per share on a diluted basis. Restructuring charges included therein were $11,217,000 pre-tax consisting of $6,731,000 for severance, $3,118,000 for facility exit costs and fixed asset write downs, and $1,368,000 for other restructuring charges. Integration costs and acquisition transaction costs were $3,988,000 pre-tax and $4,196,000 pre-tax, respectively. In addition, the Company recorded a credit of $793,000 pre-tax primarily to adjust reserves related to prior year restructuring activity which were no longer required.

Results for the first nine months of fiscal 2012 included restructuring, integration and other charges which totaled $53,114,000 pre-tax, $38,463,000 after tax and $0.25 per share on a diluted basis. Restructuring charges included therein were $40,156,000 pre-tax consisting of $26,523,000 for severance, $10,525,000 for facility exit costs and fixed asset write downs and $3,108,000 for other restructuring charges. Integration costs and acquisition transaction costs were $7,438,000 pre-tax and $7,262,000 pre-tax, respectively. In addition, the Company recorded a credit of $1,742,000 pre-tax primarily to adjust reserves related to prior year restructuring activity which were no longer required.

(2) During the third quarter of fiscal 2012, the Company acquired Unidux Electronics Limited (UEL), a Singapore publicly traded electronics component distributor, through a tender offer. The consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $4,460,000 pre- and after tax and $0.03 per share on a diluted basis.

In addition, during the first nine months of fiscal 2012, the Company recognized a loss of $1,399,000 pre-tax, $854,000 after tax and $0.01 per diluted share related to a write-down of an investment in a small technology company and the write off of certain deferred financing costs associated with the early termination of a credit facility.